Exhibit 99.1
ThredUp Appoints Financial Governance Leader Kelly Bodnar Battles to Board of Directors and Audit Committee Chair
Financial Leader to Bolster Oversight During Period of Accelerated Growth
OAKLAND, Calif. – November 17, 2025 – ThredUp (NASDAQ: TDUP, LTSE: TDUP), one of the largest online resale platforms for apparel, shoes, and accessories, today announced the appointment of Kelly Bodnar Battles to its Board of Directors, with the appointment becoming effective on December 1, 2025. Upon the effective date, Battles will assume the role of Audit Committee Chair. This appointment reinforces ThredUp’s continued commitment to strengthening its financial governance as the company accelerates its growth and transformation into an AI-first resale marketplace.
“Kelly’s experience in financial leadership and corporate governance, particularly at multiple high-growth, public companies, is invaluable as ThredUp continues to scale and mature,” said James Reinhart, Cofounder and CEO of ThredUp. “As we execute our strategy to leverage technology and redefine the future of resale, we are confident that her oversight and strategic counsel will be instrumental in driving long-term value for our shareholders.”
Kelly Bodnar Battles joins the Board bringing more than 35 years of finance and strategy leadership experience. She has served as Chief Financial Officer for several companies, including Alpha Medical, Quora, Bracket Computing, and Host Analytics, and held executive roles at Cisco Systems and Hewlett Packard.
Battles currently serves on the Board and Audit Committee of Arista Networks (NYSE: ANET) and is a Board member and Audit Committee Chair at Genesys, Qumulo, and Alpha Medical. She previously held the same role for the Wikimedia Foundation. Battles holds a Bachelor of Science in Engineering from Princeton University and an MBA from Harvard Business School, both with honors.
“I'm thrilled to join ThredUp’s Board at such a pivotal time for the company. The resale industry is reaching an inflection point, and ThredUp is perfectly positioned to accelerate its growth and transform the industry’s future,” said Battles. “I look forward to supporting the company's relentless commitment to scale, innovation, and long-term shareholder value.”
Battles joins Patricia Nakache (Chair), Ian Friedman, Mandy Ginsberg, Timothy Haley, Dan Nova, Coretha Rushing, Noam Paransky, and CEO James Reinhart on ThredUp’s Board of Directors.
For more information, visit ThredUp's Investor Relations website.
About ThredUp
ThredUp is transforming resale with technology and a mission to inspire the world to think secondhand first. By making it easy to buy and sell secondhand, ThredUp has become one of the world's largest online resale platforms for apparel, shoes and accessories. Sellers enjoy ThredUp because we make it easy to clean out their closets and unlock value for themselves or

Exhibit 99.1
for the charity of their choice while doing good for the planet. Buyers enjoy shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Our proprietary operating platform is the foundation for our managed marketplace and consists of distributed processing infrastructure, proprietary software and systems and data science expertise. With ThredUp’s Resale-as-a-Service, some of the world's leading brands and retailers are leveraging our platform to deliver customizable, scalable resale experiences to their customers. ThredUp has processed over 200 million unique secondhand items from 60,000 brands across 100 categories. By extending the life cycle of clothing, ThredUp is changing the way consumers shop and ushering in a more sustainable future for the fashion industry.

Contact
Laura Hogya
ThredUp
media@thredup.com